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                                                                    EXHIBIT 99.4

   [LETTERHEAD OF MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED]

Board of Directors
Infoseek Corporation
1399 Moffett Park Drive
Sunnyvale, CA 94089

Members of the Board:

   We hereby consent to the inclusion of our opinion letter dated July 9, 1999 to the Board of Directors of Infoseek Corporation. ("Infoseek") as Annex G to the Joint Proxy Statement/Prospectus relating to the proposed merger of Infoseek and The Walt Disney Company and to the references thereto in such Joint Proxy Statement/Prospectus under the captions "SUMMARY--Opinions of Financial Advisors," "THE MERGER--Background of the Merger," "--Infoseek's Reasons for the Merger; Additional Considerations and Recommendations of the Infoseek Board of Directors" and "--Opinion of Infoseek's Financial Advisor." In giving this consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for purposes of, the Securities Act of 1933 and the rules and regulations promulgated thereunder.

New York, New York
September 30, 1999

                                          By: /s/ Merrill Lynch, Pierce,
                                          Fenner & Smith
                                             Incorporated
                                             ----------------------------------
                                             Merrill Lynch, Pierce, Fenner &
                                             Smith
                                                        Incorporated